Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 22, 2013, except for Note 19 as to which the date is June 19, 2013, with respect to the consolidated financial statements and schedule of The Nielsen Company B.V. in Amendment No. 1 to the Registration Statement (Form S-4) and related Prospectus of Nielsen Finance LLC and Nielsen Finance Co. for the registration of $800,000,000 of their 4.50% senior notes due 2020.

/s/ Ernst & Young LLP

New York, New York

July 17, 2013